Exhibit 99.1

XL House
8 St. Stephen's Green
Phone + 353 (0)1 400 5500
Fax + 353 (0)1 405 2033
xlgroup.com

Press Release

Contact:

David Radulski	Carol Parker Trott
Investor Relations	Media Relations
(203) 964-3470	(441) 294-7290

XL Group Announces Completion of Previously
Announced Life Reinsurance Transaction

Dublin, Ireland - June 2, 2014 - XL Group plc (“XL” or the “Company”) (NYSE: XL) announced today the completion of the sale of XL Life Reinsurance (SAC) Ltd (“XLLR”) to GreyCastle Holdings Ltd. for $570 million in cash. The completed transaction includes the execution of the reinsurance arrangements with XLLR covering the substantial portion of XL’s life reinsurance reserves via 100% quota share reinsurance. The transaction was previously announced on May 1, 2014. XL’s life reinsurance business has been in run-off since 2009.

“By completing this transaction and dealing with the vast majority of its life reinsurance business, XL has reduced its risk profile and taken another step toward delivering top-quintile return on equity and book value growth from its core property and casualty operations. This is a good announcement for XL and its shareholders,” said Mike McGavick, CEO of XL.

At March 31, 2014, XL had total U.S. GAAP policy benefit reserves relating to its life reinsurance business of approximately $4.8 billion. With the completion of the transaction, XL has reinsured approximately $4.4 billion of these reserves to XLLR.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit xlgroup.com.

About GreyCastle Holdings Ltd.

GreyCastle Holdings Ltd. is a newly-formed Bermuda company whose shareholders include large family offices and university endowments that are long-term investors.
This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. All statements that are not historical facts are forward-looking statements, including, without limitation, those regarding (1) the expected value or benefits expected to be realized by the transaction described herein and related financial impacts and (2) statements preceded by "expect," “will”, “could”, "estimate” or similar expressions. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty, some of which are beyond our control and are difficult to predict. Actual results may differ materially from those projected in such forward-looking statements, which speak only as of the date hereof, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.